CERTIFICATE OF DESIGNATION

                                       OF

                               PORTA SYSTEMS CORP.

               Series B Participating Convertible Preferred Stock


     Pursuant to Section 151(g) of the Delaware General Corporation Law, Porta Systems Corp., a Delaware corporation (the "Corporation"), does hereby certify as follows:

     1. The following resolution was duly adopted by the Board of Directors of the Corporation on November 9, 1995:

          RESOLVED, that pursuant to Article 4 of the Certificate of Incorporation of this Corporation, there be created a series of the no par value Preferred Stock ("Preferred Stock"), of this Corporation consisting of four hundred thousand (400,000) shares, to be designated as the Series B Participating Convertible Preferred Stock ("Series B Preferred Stock"), and that the holders of such shares shall have the rights, preferences and privileges set forth in Exhibit A to this Resolution; and it was further

          RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, a certificate of designation setting forth the rights, preferences and privileges of the holders of the Series B Preferred Stock.

     2. Set forth as Exhibit A to this Certificate of Designation is a true and correct copy of the rights, preferences and privileges of the holders of the Series B Preferred Stock.

     IN WITNESS WHEREOF, Porta Systems Corp. has caused this certificate to be signed by the chairman of the board and chief executive officer and attested by its assistant secretary this 8th day of December, 1995.



                                   By: /s/ Vincent F. Santulli
                                      ------------------------------------------
ATTEST:                               Vincent F. Santulli, Chairman of the Board
                                      and Chief Executive Officer


/s/ William V. Carney
- ------------------------------
William V. Carney, Secretary


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                                                                       Exhibit A

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series B Participating Convertible Preferred Stock are as follows:

     1. Designation and Number of Shares. The designation of this series of four hundred thousand (400,000) shares of the Corporation's no par value preferred stock ("Preferred Stock"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is "Series B Participating Convertible Preferred Stock," which is hereinafter referred to as the "Series B Preferred Stock." In the event that the Corporation does not issue the maximum number of shares of Series B Preferred Stock or in the event of the conversion of shares of Series B Preferred Stock into this Corporation's common stock, par value $.01 per share ("Common Stock"), pursuant to Paragraph 4 of this Certificate of Designations, or in the event that the Corporation shall acquire and cancel any shares of Series B Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series B Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series B Preferred Stock then issued or reserved for issuance. The number of shares by which the Series B Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. The Series B Preferred Stock shall be senior to the Corporation's Series A Junior Participating Preferred Stock as to dividends and upon voluntary or involuntary dissolution, liquidation or winding up.

     2. Dividend Rights.

          (a) (i) The holders of the Series B Preferred Stock shall participate with the holders of the Corporation's Common Stock in any dividends declared, set aside or paid which are payable by the Corporation in cash, instruments of indebtedness of the Corporation or property on a share for share basis as if the Series B Preferred Stock and the Common Stock were shares of a single class, except that there shall be paid with respect to the Series B Preferred Stock an amount per share equal to the dividend payable per share of Common Stock multiplied by the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible pursuant to Paragraph 4 of this Certificate of Designations.

          (ii) In the event that, at the time of the declaration of a dividend as provided in Paragraph 2(a)(i) of this Certificate of Designations, there are outstanding other series of Preferred Stock or other classes of capital stock the holders of which participate with the holders of the Common Stock in such dividend, the holders of the Series B Preferred Stock shall participate with the holders of such other class or series of capital stock and the holders of the Common Stock; provided, however, the terms of participation between the holders of the Series B Preferred Stock and the Common Stock shall be as set forth in said Paragraph 2(a)(i).

          (iii) No dividends shall be declared, set aside or paid with respect to the Common Stock of this Corporation except as provided in Paragraph 2(a)(i) of this Certificate of Designations.

     (b) As long as any shares of Series B Preferred Stock are outstanding, no dividends (other than a dividend payable in any series or class of capital stock ranking junior to Series B Preferred Stock as to both dividends and payments in the event of voluntary or involuntary dissolution, liquidation or winding up), shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon any such junior series or class of capital stock, and no such junior series or class of capital stock or any series of Preferred Stock on a parity with Series B Preferred Stock as to both dividends and payments in the event of voluntary or involuntary dissolution, liquidation or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation or by any subsidiary (which shall mean any corporation or entity, the majority of voting power to elect directors of which is held directly or indirectly by the Corporation), except by conversion into or exchange for any such junior series or class of capital stock; unless, in each case, the holders of a majority of the Series B Preferred Stock then outstanding shall consent thereto.

     (c) In the event that any holder of Series B Preferred Stock shall surrender his shares for conversion pursuant to the provisions of Paragraph 4 of this Certificate of Designations, the holder shall be entitled to dividends to the extent provided for in Paragraph 4(c) of this Certificate of Designations.

     3. Voting Rights.

     (a) Except as otherwise required by law, holders of shares of Series B Preferred Stock shall vote together with the Common Stock, as if the Common Stock and the Series B Preferred Stock were a single class; provided, that in all matters the holders of the Series B Preferred Stock shall have the right to cast such number of votes per share of Series B Preferred Stock as are issuable, on the record date for determining holders entitled to vote, upon conversion of one share of Series B Preferred Stock pursuant to Paragraph 4 of this Certificate of Designations.

     (b) In the event that, pursuant to applicable law, the holders of the Series B Preferred Stock are required to vote as a single class, separate and apart from the Common Stock, each holder of Series B Preferred Stock shall be entitled to one vote per share of Series B Preferred Stock on such matters.

     (c) The Corporation is not restricted from creating other series of Preferred Stock which may be senior or junior to or on a parity with the Series B Preferred Stock as to dividends and/or on voluntary or involuntary dissolution, liquidation or winding up without the consent of the holders of the Series B Preferred Stock.

     4. Automatic Conversation into Common Stock.

     (a) Each share of Series B Preferred Stock will, without any action on the part of the holder thereof, automatically become and be converted into shares of Common Stock at the conversion rate hereinafter defined (the "Conversion Rate") upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation increasing the number of authorized shares of Common Stock to at least forty million (40,000,000) shares (the "Certificate of Amendment"). The date on which the shares of Series B Preferred Stock are converted is referred to as the "conversion date."

     (b) The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series B Preferred Stock. The
Conversion Rate shall be fifty (50) shares of Common Stock, subject to adjustment as provided in Paragraph 4(e) of this Certificate of Designation.

     (c) Upon conversion of the Series B Preferred Stock pursuant to Paragraph 4(a) of this Certificate of Designations, the certificate representing shares of Series B Preferred Stock shall automatically, and without any action on the part of the holder, become and be converted into shares of Common Stock, and the Corporation shall so advise each holder of Series B Preferred Stock, provided, that the failure to so advise the holders shall not have any effect upon the automatic conversion of the Series B Preferred Stock. As promptly as practicable on or after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of any share, as hereinafter provided, to the person or persons entitled to receive the same; provided, that delivery of a certificate shall be deferred until receipt by the Corporation of the certificate for the shares of Series B Preferred Stock being converted. If, on the conversion date, there shall be declared but unpaid dividends on the Series B Preferred Stock, the Corporation shall, at the time of payment of such dividends, pay to the converting holder of Series B Preferred Stock the amount of such unpaid dividends. The Corporation may retain, and not distribute to the holders of Series B Preferred Stock which shall have been converted into Common

Stock, any dividends or distributions payable to the holders of Common Stock of record on a date subsequent to the date of such conversion until the Corporation shall have received the certificates representing the shares of Series B Preferred Stock so converted.

     (d) No payment or adjustment shall be made upon any conversion or on account of any accrued dividends on the Series B Preferred Stock or the Common Stock issued upon such conversion.

     (e) The Conversion Rate shall be subject to adjustment with respect to the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock as follows:

          (i) In case the Corporation shall after the date this Certificate of Designations is filed (the "Filing Date"), (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or
     (D) issue any shares by reclassification of its shares of Common Stock the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the shares of Series B Preferred Stock converted after such date shall be entitled to receive the aggregate number and kind of shares which, if such shares had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 4(e)(i) shall occur.

          (ii) In case the Corporation shall, subsequent to the Filing Date, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the current market price of the Common Stock (as defined in Paragraph 4(e)(iv) of this Certificate of Designations) on the record date mentioned below, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchased (or into which the convertible securities so offered are convertible) and of which the denominator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock. Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock or securities convertible into Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

          (iii) In case the Corporation shall, subsequent to the Filing Date, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Paragraph 4(e)(i) of this Certificate of Designations) or subscription rights or warrants (excluding those referred to in Paragraph 4(e)(ii) of this Certificate of Designations), then in each such case the Conversion Rate in effect thereafter shall be determined by multiplying the Conversion Rate in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Paragraph 4(e)(iv) of this Certificate of Designations), and of which the denominator shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock, less the fair market value (as determined by the Corporation's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          (iv) For the purpose of any computation under Paragraphs  4(e)(ii) and
     (iii) of this Certificate of Designations, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for ten (10) consecutive business days commencing fifteen (15) business days before such date. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported last bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed or The Nasdaq Stock Market, or if not listed or admitted to trading on such exchange or system, the average of the reported highest bid and lowest asked prices as reported by National Association of Securities Dealers, Inc. or the National Quotation Bureau, Inc. or similar reporting service selected by the Board of Directors, or if no such prices are available, the current market value shall be determined in good faith by the Board of Directors.

          (v) No increase or decrease in the Conversion Rate pursuant to Paragraph 4(e)(ii) or (iii) of this Certificate of Designations shall be required unless such adjustment would require an increase or decrease of at least one percent (1%); provided, however, that any adjustments which by reason of this Paragraph 4(e)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 4(e) shall be made to the nearest one-hundredth (1/100) of a share.

          (vi) The Corporation may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by Paragraph 4(a) of this Certificate of Designations or this Paragraph 4(e), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

          (vii) In the event that at any time, as a result of an adjustment made pursuant this Paragraph 4(e), the holder of shares of Series B Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of shares of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Paragraph 4.

          (viii) In addition to the adjustments provided for in this Paragraph 4(e), the Corporation may modify the Conversion Rate in a manner which will increase the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock if the Corporation believes that such adjustment is necessary or desirable in order to avoid adverse Federal income tax consequences to the holders of the Common Stock.

     (f) Whenever the Conversion Rate shall be adjusted as required by the provisions of Paragraph 4(e) of this Certificate of Designations, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of shares of Series B Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holder of Series B Preferred Stock at such holders' addresses set forth in the Corporation's books and records.

     (g) In case:

          (i) the Corporation shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings or cash surplus); or

          (ii) the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights, or

          (iii) any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected;

then in any such case, the Corporation shall cause to be mailed by first class mail to the record holders of Series B Preferred Stock at least ten (10) days prior to the date specified in (A) and (B) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights, or (B) such reclassification, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

     (h) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Corporation, or in case of any consolidation or merger of the Corporation into another corporation (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of Series B Preferred Stock) or in case of any sale, lease or conveyance to another corporation of the property of the Corporation as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that each holder of the Series B Preferred Stock shall have the right thereafter by converting the Series B Preferred Stock, to receive the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of the Series B Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Certificate of Designations. The foregoing provisions of this Paragraph 4(h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

     (i) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. If, upon conversion of all shares of Series B Preferred Stock held, the holder would, except for the provisions of this Paragraph 4(i), be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by the fair market value per share of the Corporation's Common Stock on the last business day prior to the conversion date, as determined in good faith by the Corporation's Board of Directors, shall be paid by the Corporation in cash to such holder. Such determination shall be made in the manner set forth in Paragraph 4(e)(iv) of this Certificate of Designations, except that the business day prior to the conversion date shall be used in making the determination of fair market value.

     (j) The Corporation shall at all times, upon and after the filing of the Certificate of Amendment, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock then outstanding.

     (k) The Common Stock issuable upon conversion of the Series B Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

     (l) Any shares of Series B Preferred Stock which shall at any time have been cancelled or acquired by the Corporation or which shall have been converted into Common Stock pursuant to this Paragraph 4, shall, after such acquisition or conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors.

     5. No Right of Redemption. The Corporation shall have no right to redeem any shares of Series B Preferred Stock.

     6. Liquidation Rights.

     (a) (i) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share equal to one cent ($.01) per share plus a sum equal to all unpaid dividends theretofore declared before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series B Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series B Preferred Stock as to such payment or distribution.

     (ii) After payment of the preference set forth in Paragraph 6(a)(i) of this Certificate of Designations and the payment of the liquidation preference due to the holders of any class or series of capital stock of the Corporation which is senior to the Series B Preferred Stock in the event of liquidation, dissolution or winding up, the holders of the Series B Preferred Stock and the Common Stock shall participate in such distributions as if they were a single class of stock, with each share of Series B Preferred Stock being entitled to a distribution to which he or she would have been entitled it the Series B Preferred Stock had been converted immediately prior to the distribution.

     (iii) In the event that, at the time of such liquidation, dissolution or winding up, there are outstanding other series of Preferred Stock or other classes of capital stock the holders of which participate with the holders of the Common Stock in such event, the holders of the Series B Preferred Stock shall participate with the holders of such other class or series of capital stock and the holders of the Common Stock; however, the terms of participation between the holders of the Series B Preferred Stock and the Common Stock shall be as set forth in Paragraph 6(a)(i) of this Certificate of Designations.

     (b) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Paragraph 6. The merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph 6; provided, however, that the merger or consolidation of the Corporation into another corporation shall be deemed to be a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this Paragraph 6, unless either (i) the holders of all shares of Series B Preferred Stock outstanding upon the effectiveness of such merger or consolidation shall have the right, upon such effectiveness, to receive for each share of Series B Preferred Stock held by them upon such effectiveness, one share of preferred stock of the resulting or surviving corporation, which share shall have, to the extent practicable, dividend and voting rights and rights upon dissolution, liquidation or winding up reasonably equivalent to those of such share of Series B Preferred Stock, and shall have the right to convert such share of preferred stock into the number of shares of stock or other securities or property receivable upon such merger or consolidation, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such merger or consolidation, subject to adjustment as provided in Paragraph 4 of this Certificate of Designations, or
(ii) the merger or consolidation was approved by the holders of a majority of the shares of Series B Preferred Stock then outstanding either at a meeting of such stockholders or by a written consent in lieu of a meeting. The provisions of this Paragraph 6(b) shall not be construed to limit the obligations of the Corporation pursuant to Paragraph 4(h) of this Certificate of Designations.

     (c) In the event the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Paragraph 6(a)(i) of this Certificate of Designations, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series B Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     (d) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to Paragraph 6(a)(i) of this Certificate of Designations before any payment shall be made to the holders of any class of capital stock of the Corporation ranking junior upon liquidation to Series B Preferred Stock.

     7. Rank of Series. For purposes of this Certificate of Designations, any stock of any series or class of the Corporation shall be deemed to rank:

          (a) prior to the shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series B Preferred Stock;

          (b) on a parity with shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series B Preferred Stock;

          (c) junior to shares of Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

     8. No Preemptive Rights. No holder of the Series B Preferred Stock shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for any shares, or any warrants, options, rights or other instruments evidencing rights to

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

subscribe for or purchase any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

     9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series B Preferred Stock and for the payment of dividends to the holders of the Series B Preferred Stock.


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